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                                                                   EXHIBIT 10.16

                          [GRACE BIOMEDICAL LETTERHEAD]

December 20, 1996



Mr. David A. Butler
28 Ethan Allen Drive
Acton, Massachusetts  01720

Dear David:

As discussed, this is to offer you the position of VICE PRESIDENT, FINANCE at Circe Biomedical. We believe that you can make a valuable contribution to our company, which is entering an era of challenges and tremendous opportunities.

We propose the following compensation package:

         -  The annual salary will be $130,000.

         - You would also be eligible for incentive compensation based upon your performance and that of Circe. The targeted award would be 25% of your base salary and subject to Board Approval.

         - You will receive stock options, along the lines we discussed, as soon as the program is approved by W.R. Grace.

         - You will be eligible to participate in the benefit plans applicable to all employees of Circe. We are still in the process of finalizing these programs, but I would be happy to share with you our current thinking.

         - You will be entitled to three weeks of paid vacation per full calendar year.

Prior to joining the Company, you will be required to undergo a drug screening test at a location pre-approved by the Company. Our offer of employment is contingent upon your successfully completing the drug screening test.

As part of your employment processing procedure, you will be asked to sign a confidentiality agreement which affords protection to you and the Company. A sample copy is enclosed for your review.



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David, we are all excited about you joining us, and I look forward to your decision by January 6th. We can establish your starting date at that time, but it will be no later than February 1st.

Please call me at (617) 863-8720, Ext. 5152 if you have any questions.

Sincerely,

/s/ Laszlo J. Eger
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Laszlo J. Eger
President

LJE:pso
Enclosure



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                          [CIRCE BIOMEDICAL LETTERHEAD]


January 3, 1997



Mr. David A. Butler
28 Ethan Allen Drive
Acton, Massachusetts 01720

Dear Dave:

We are all delighted about you coming on board and contributing your experience towards ensuring Circe's success in the coming years.

As agreed upon, should your employment with Circe Biomedical terminate (other than by death, disability, voluntary resignation or termination for causes) within 12 months of your starting date as a result of the sale of Circe to a third party, Circe will pay you severance pay equal to six (6) months of your base salary, less the amount of severance pay you receive from the new owner, if any. In addition, mutually agreeable outplacement service will be provided by Circe.

Again, Dave, welcome aboard and we look forward to seeing you the 20th of January.

Sincerely yours,

/s/ Laszlo J. Eger
------------------

Laszlo J. Eger
President

LJE:pso